News Release I For Immediate Release

FactSet Reports Results for Second Quarter 2025
◦Q2 GAAP revenues of $570.7 million, up 4.5% from Q2 2024.
◦Organic Q2 ASV of $2,276.2 million, up 4.1% year over year.
◦Q2 GAAP operating margin of 32.5%, down approximately 80 bps year over year, and adjusted operating margin of 37.3%, down 100 bps year over year.
◦Q2 GAAP diluted EPS of $3.76, up 3.0% from the prior year, and adjusted diluted EPS of $4.28, up 1.4% year over year.
◦Fiscal 2025 guidance updated. Expected organic ASV growth of $100 million to $130 million (approximately 4.4% to 5.8%), GAAP revenues in the range of $2,305 million to $2,325 million, adjusted operating margin in the range of 36% to 37%, and adjusted diluted EPS in the range of $16.80 to $17.40.

NORWALK, Conn., March 20, 2025 - FactSet (“FactSet” or the “Company”) (NYSE:FDS) (NASDAQ:FDS), a global financial digital platform and enterprise solutions provider, today announced results for its second quarter fiscal 2025 ended February 28, 2025.
Second Quarter Fiscal 2025 Highlights
•GAAP revenues increased 4.5%, or $24.8 million, to $570.7 million for the second quarter of fiscal 2025 compared with $545.9 million in the prior year period. Organic(1) revenues grew 4.0% year over year to $568.0 million during the second quarter of fiscal 2025. Growth in GAAP and Organic revenues this quarter was driven by wealth and institutional buy-side clients.
•Annual Subscription Value ("ASV") was $2,306.1 million at February 28, 2025, compared with $2,185.6 million at February 29, 2024. Organic ASV was $2,276.2 million at February 28, 2025, up 4.1% or $90.7 million year over year(2).
•Organic ASV increased $19.6 million over the last three months. Please see the “ASV” section of this press release for details.
•GAAP operating margin decreased to 32.5% compared with 33.3% for the prior year period, mainly due to an increase in acquisition-related professional fees and technology-related expenses, partially offset by growth in revenues and a decrease in employee compensation costs. Adjusted operating margin decreased to 37.3% compared with 38.3% in the prior year period, mainly due to higher technology related expenses offset by lapping of the prior year's lower bonus accrual.
•GAAP diluted earnings per share ("EPS") increased 3.0% to $3.76 compared with $3.65 for the same period in fiscal 2024, primarily due to growth in revenues, partially offset by an increase in acquisition-related professional fees and technology-related expenses. Adjusted diluted EPS increased 1.4% to $4.28 compared with $4.22 in the prior year period, driven by growth in revenues, offset by higher operating expenses and a higher tax rate on an adjusted basis.
•Net cash provided by operating activities was $174.0 million for the second quarter of fiscal 2025. Free cash flow increased to $150.2 million for the second quarter of fiscal 2025, compared with $121.9 million for the prior year period, an increase of 23.3%, primarily due to higher net cash provided by operating activities.

(1) References to "organic" figures in this press release exclude the current year impact of acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency.
(2) Beginning in fiscal 2025, FactSet is reporting Organic ASV, rather than Organic ASV plus Professional Services, to focus on the recurring nature of its revenues. This underscores the shift of FactSet's offerings toward providing more managed services and less project-based services.

News Release I For Immediate Release

•GAAP effective tax rate for the second quarter of fiscal 2025 decreased to 15.9% compared with 16.4% for the second quarter of fiscal 2024. The decrease was primarily due to lower U.S. tax on foreign earnings, partially offset by certain discrete items, mainly lower excess tax benefits related to stock-based compensation.
"With increased visibility into the remainder of the fiscal year, we are reaffirming the 5% midpoint of our organic ASV growth guidance and narrowing the range of anticipated top-line outcomes," said Phil Snow, CEO of FactSet. "The strength of our full-year pipeline and constructive dialogue with our clients position our business positively for growth acceleration in the second half of the year."

Key Financial Measures*

(Condensed and Unaudited)	Three Months Ended
	February 28,	February 29,
(In thousands, except per share data)	2025	2024	Change
Revenues	$570,660	$545,945	4.5%
Organic revenues	$567,985	$545,945	4.0%
Operating income	$185,492	$181,942	2.0%
Adjusted operating income	$212,669	$209,326	1.6%
Operating margin	32.5%	33.3%
Adjusted operating margin	37.3%	38.3%
Net income	$144,860	$140,940	2.8%
Adjusted net income	$164,976	$163,067	1.2%
EBITDA	$224,646	$216,826	3.6%
Diluted EPS	$3.76	$3.65	3.0%
Adjusted diluted EPS	$4.28	$4.22	1.4%
     * See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release.
"We achieved solid financial performance in the first half of the fiscal year by maintaining our focus on cost discipline and increased efficiency, while continuing to invest in our strategic priorities," said Helen Shan, FactSet's CFO. "We are reaffirming our guidance range for adjusted operating margin and adjusted diluted EPS, despite modest dilution from our recent acquisitions."
Annual Subscription Value (ASV)
ASV at any given point in time represents the forward-looking revenues for the next 12 months from all subscription services currently supplied to clients.
ASV was $2,306.1 million at February 28, 2025, compared with $2,185.6 million at February 29, 2024. Organic ASV was $2,276.2 million at February 28, 2025, up $90.7 million from the prior year, for a growth rate of 4.1%. Organic ASV increased $19.6 million over the last three months.
The buy-side and sell-side organic ASV annual growth rates as of February 28, 2025 were 4.1% and 2.2%, respectively. Buy-side clients, including institutional asset managers, wealth managers, asset owners, partners, hedge funds and corporate clients, accounted for 82% of organic ASV. The remaining organic ASV came from sell-side firms, including broker-dealers, banking and advisory firms, and private equity and venture capital firms. Supplementary tables covering organic buy-side and sell-side ASV growth rates may be found on the last page of this press release.
Segment Revenues and ASV
ASV from the Americas was $1,501.1 million compared with ASV in the prior year period of $1,413.6 million. Organic ASV from the Americas increased 4.4% to $1,474.9 million. Americas revenues for the quarter increased to $369.7 million compared with $352.6 million in the second quarter of last year. The Americas quarterly organic revenues growth rate was 4.0% over the prior year period.
ASV from EMEA was $571.3 million compared with ASV in the prior year period of $556.5 million. Organic ASV from EMEA increased 2.6% to $571.4 million. EMEA revenues were $143.4 million compared with $139.2 million in the second quarter of fiscal 2024. The EMEA quarterly organic revenues growth rate was 3.1% over the prior year period.

News Release I For Immediate Release

ASV from Asia Pacific was $233.7 million compared with ASV in the prior year period of $215.5 million. Organic ASV from Asia Pacific increased 6.8% to $229.9 million. Asia Pacific revenues were $57.6 million compared with $54.1 million in the second quarter of fiscal 2024. The Asia Pacific quarterly organic revenues growth rate was 6.8% over the prior year period.
Operational Highlights – Second Quarter Fiscal 2025
•Client count as of February 28, 2025 was 8,645, a net increase of 396 clients in the past three months, mainly due to corporates, which now includes clients from the Irwin acquisition. The count includes clients with ASV of $10,000 and more and does not reflect the LiquidityBook acquisition.
•User count was 219,141 as of February 28, 2025, a net increase of 874 users in the past three months, mainly driven by an increase in wealth management users. The user count does not reflect the Irwin and LiquidityBook acquisitions.
•Annual ASV retention was greater than 95%. When expressed as a percentage of clients, annual retention was 91%.
•Employee headcount was 12,598 as of February 28, 2025, up 2.6% over the last 12 months, with the increase primarily in the sales and technology groups, mainly from the Irwin and LiquidityBook acquisitions. FactSet's Centers of Excellence account for approximately 67% of the Company's employees.
•A quarterly dividend of $39.5 million, or $1.04 per share, is being paid on March 20, 2025, to holders of record of FactSet’s common stock at the close of business on February 28, 2025.
•FactSet acquired LiquidityBook, a provider of cloud-native trading solutions. The acquisition adds technology-forward order management (OMS) and investment book of record (IBOR) capabilities to the FactSet Workstation to seamlessly link adjacent steps in the front office trade workflow and enhance FactSet’s ability to serve the integrated workflow needs of clients across the entire portfolio lifecycle.
•FactSet launched Pitch Creator, an AI-powered tool that streamlines pitchbook creation for investment banks. By automating the time-consuming tasks of model analysis and presentation building, FactSet Pitch Creator can reduce hours of manual work into minutes, creating the productivity gains necessary for junior bankers to prioritize high-value, strategic initiatives.

•After the quarter end, FactSet acquired LogoIntern, a productivity solution that helps financial services professionals create well formatted logo outputs for presentations faster. This acquisition reinforces FactSet’s commitment to improving junior banker productivity and complements Pitch Creator to bring automation to another time-consuming, manual aspect of a junior banker’s daily workflow.
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•FactSet appointed Kevin Toomey as Head of Investor Relations. Toomey is replacing Yet He, who was acting as Interim Head of Investor Relations and now will continue in his role as FactSet's Treasurer and Head of Financial Planning & Analysis.
Share Repurchase Program
FactSet repurchased 136,714 shares of its common stock for $64.4 million at an average price of $470.70 during the second quarter of fiscal 2025 under the Company’s share repurchase program. As of February 28, 2025, $186.9 million remained available for share repurchases under this program.
Annual Business Outlook
FactSet is updating its outlook for fiscal 2025. The following forward-looking statements reflect FactSet's expectations as of today's date. Given the risk factors, uncertainties, and assumptions discussed below, actual results may differ materially. FactSet does not intend to update its forward-looking statements prior to its next quarterly results announcement.
Fiscal 2025 Expectations (with reference to most recent previous guidance):
•Organic ASV is expected to grow in the range of $100 million to $130 million during fiscal 2025 (narrowing from $90 million to $140 million).
•GAAP revenues are expected to be in the range of $2,305 million to $2,325 million (up from $2,285 million to $2,305 million).
•GAAP operating margin is expected to be in the range of 32.0% to 33.0% (down from 32.5% to 33.5%).
•Adjusted operating margin is expected to be in the range of 36.0% to 37.0% (unchanged).

News Release I For Immediate Release

•FactSet's annual effective tax rate is expected to be in the range of 17% to 18% (unchanged).
•GAAP diluted EPS is expected to be in the range of $14.80 to $15.40 (down from $15.10 to $15.70).
•Adjusted diluted EPS is expected to be in the range of $16.80 to $17.40 (unchanged).
Adjusted operating margin and adjusted diluted EPS guidance do not include certain effects of any non-recurring benefits or charges that may arise in fiscal 2025. Please see the back of this press release for a reconciliation of GAAP to adjusted metrics.
Conference Call
Second Quarter 2025 Conference Call Details

Date:            Thursday, March 20, 2025
Time:            9:00 a.m. Eastern Time
Participant Registration:    FactSet Q2 2025 Earnings Call Registration

Please register for the conference call using the above link before the call start time. The conference call platform will register your name and organization and provide dial-in numbers and a unique access pin. The conference call will have a live Q&A session.

A replay will be available on the Company’s investor relations website after 11:00 a.m. Eastern Time on March 20, 2025, through March 20, 2026. The earnings call transcript will be available via FactSet CallStreet.
Forward-looking Statements
This news release contains forward-looking statements based on management's current expectations, estimates, forecasts and projections about industries in which FactSet operates and the beliefs and assumptions of management. All statements that address expectations, guidance, outlook or projections about the future, including statements about the Company's strategy for growth, product development, revenues, future financial results, anticipated growth, market position, subscriptions, expected expenditures, trends in FactSet’s business and financial results, are forward-looking statements. Forward-looking statements may be identified by words like "may," "might," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "intends," "projects," "indicates," "predicts," "potential," or "continue," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in FactSet's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and quarterly reports on Form 10-Q, as well as others, could cause results to differ materially from those stated. Forward-looking statements speak only as of the date they are made, and FactSet assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.
About Non-GAAP Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted earnings per share and cash provided by operating activities, have been adjusted.

FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Investors may benefit from referring to these adjusted financial measures in assessing the Company’s performance and when planning, forecasting and analyzing future periods, and may also facilitate comparisons to its historical performance. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Organic revenues excludes the current year impact of revenues from acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency. Adjusted operating income and margin, adjusted net income, and adjusted diluted earnings per share exclude acquisition-related intangible asset amortization and non-recurring items. EBITDA represents earnings before interest expense, provision for income taxes and depreciation and amortization expense, while adjusted EBITDA further excludes non-recurring non-cash expenses. The Company believes that these adjusted financial measures help to fully reflect the underlying economic performance of FactSet.

News Release I For Immediate Release

Cash flows provided by operating activities have been reduced by purchases of property, equipment, leasehold improvements and capitalized internal-use software to report non-GAAP free cash flow. FactSet uses this financial measure both in presenting its results to stockholders and the investment community and in the Company’s internal evaluation and management of the business. Management believes that this financial measure is useful to investors because it is an indication of cash flow that may be available to fund further investments in future growth initiatives.
About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to more than 8,600 global clients, including over 219,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms, and corporations achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P 500, we are committed to sustainable growth and have been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on X and LinkedIn.
FactSet
Investor Relations Contact:
Yet He
+1.212.973.5701
yet.he@factset.com

Media Contact:
Megan Kovach
+1.512.736.2795
megan.kovach@factset.com

News Release I For Immediate Release

Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	February 28,	February 29,	February 28,	February 29,
(In thousands, except per share data)	2025	2024	2025	2024
Revenues	$570,660	$545,945	$1,139,327	$1,088,161
Operating expenses
Cost of services	269,604	255,142	528,383	506,763
Selling, general and administrative	115,564	108,861	234,117	210,416
Total operating expenses	385,168	364,003	762,500	717,179

Operating income	185,492	181,942	376,827	370,982

Other income (expense), net
Interest income	273	2,847	2,974	5,859
Interest expense	(13,916)	(16,599)	(28,316)	(33,337)
Other income (expense), net	471	455	574	337
Total other income (expense), net	(13,172)	(13,297)	(24,768)	(27,141)

Income before income taxes	172,320	168,645	352,059	343,841

Provision for income taxes	27,460	27,705	57,177	54,346
Net income	$144,860	$140,940	$294,882	$289,495

Basic earnings per common share	$3.81	$3.70	$7.76	$7.61
Diluted earnings per common share	$3.76	$3.65	$7.66	$7.49

Basic weighted average common shares	38,015	38,103	38,010	38,059
Diluted weighted average common shares	38,510	38,650	38,513	38,646

Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Consolidated Balance Sheets (Unaudited)

(In thousands)	February 28, 2025	August 31, 2024
ASSETS
Cash and cash equivalents	$278,548	$422,979
Investments	8,471	69,619
Accounts receivable, net of reserves of $14,998 at February 28, 2025 and $14,581 at August 31, 2024	277,636	228,054
Prepaid taxes	75,931	55,103
Prepaid expenses and other current assets	67,055	60,093
Total current assets	707,641	835,848

Property, equipment and leasehold improvements, net	79,739	82,513
Goodwill	1,245,315	1,011,129
Intangible assets, net	1,935,488	1,844,141
Deferred taxes	53,546	61,337
Lease right-of-use assets, net	118,129	130,494
Other assets	101,584	89,578
TOTAL ASSETS	$4,241,442	$4,055,040

LIABILITIES
Accounts payable and accrued expenses	$131,103	$178,250
Current debt	—	124,842
Current lease liabilities	32,560	31,073
Accrued compensation	70,846	93,279
Deferred revenues	177,325	159,761
Current taxes payable	30,483	40,391
Dividends payable	39,511	39,470
Total current liabilities	481,828	667,066

Long-term debt	1,472,162	1,241,131
Deferred taxes	14,772	8,452
Deferred revenues, non-current	446	1,344
Taxes payable	46,313	40,452
Long-term lease liabilities	158,419	177,521
Other liabilities	10,585	6,614
TOTAL LIABILITIES	$2,184,525	$2,142,580

STOCKHOLDERS’ EQUITY
TOTAL STOCKHOLDERS’ EQUITY	$2,056,917	$1,912,460

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,241,442	$4,055,040

News Release I For Immediate Release

Consolidated Statements of Cash Flows (Unaudited)
	Six Months Ended
	February 28,	February 29,
(In thousands)	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$294,882	$289,495
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	74,127	58,650
Amortization of lease right-of-use assets	15,177	15,263
Stock-based compensation expense	30,139	30,962
Deferred income taxes	8,763	5,632
Other, net	3,268	7,034
Changes in assets and liabilities, net of effects of acquisitions
Accounts receivable	(46,225)	(39,468)
Prepaid expenses and other assets	(3,889)	(14,690)
Accounts payable and accrued expenses	(61,915)	10,377
Accrued compensation	(21,470)	(40,456)
Deferred revenues	11,934	22,133
Taxes payable, net of prepaid taxes	(24,810)	(26,150)
Lease liabilities, net	(19,654)	(19,840)
Net cash provided by operating activities	260,327	298,942

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment, leasehold improvements and capitalized internal-use software	(49,610)	(38,383)
Acquisition of businesses, net of cash and cash equivalents acquired	(342,461)	—
Purchases of investments	(4,208)	(44,936)
Proceeds from maturity or sale of investments	58,155	—
Net cash provided by (used in) investing activities	(338,124)	(83,319)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	305,000	—
Repayments of debt	(200,000)	(125,000)
Dividend payments	(78,817)	(74,141)
Proceeds from employee stock plans	60,344	66,544
Repurchases of common stock	(113,142)	(112,165)
Deferred acquisition consideration	(4,699)	—
Other financing activities	(14,228)	(14,465)
Net cash provided by (used in) financing activities	(45,542)	(259,227)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8,048)	(132)
Net increase (decrease) in cash, cash equivalents and restricted cash	(131,387)	(43,736)
Cash and cash equivalents at beginning of period	422,979	425,444
Cash, cash equivalents and restricted cash at end of period	$291,592	$381,708

Reconciliation of total cash, cash equivalents and restricted cash:
Cash and cash equivalents	$278,548	$381,708
Restricted cash included in Prepaid expenses and other current assets	6,522	—
Restricted cash included in Other assets	6,522	—
Total cash, cash equivalents and restricted cash	$291,592	$381,708
Certain prior year figures have been conformed to the current year's presentation.

News Release I For Immediate Release

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures
Financial measures in accordance with U.S. GAAP, including revenues, operating income and margin, net income, diluted EPS and cash provided by operating activities, have been adjusted below. FactSet uses these adjusted financial measures both in presenting its results to stockholders and the investment community and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to FactSet’s historical performance.

Organic Revenues
Organic revenues exclude the current year impact of revenues from acquisitions and dispositions completed within the past 12 months and the current year impact from changes in foreign currency. The table below provides a reconciliation of revenues to organic revenues:

(Unaudited)	Three Months Ended
	February 28,	February 29,
(In thousands)	2025	2024	Change
Revenues	$570,660	$545,945	4.5%
Acquisition revenues	(3,793)	—
Currency impact	1,118	—
Organic revenues	$567,985	$545,945	4.0%

News Release I For Immediate Release

Non-GAAP Financial Measures
The table below provides a reconciliation of operating income, operating margin, net income and diluted EPS to adjusted operating income, adjusted operating margin, adjusted net income, EBITDA, adjusted EBITDA and adjusted diluted EPS.

	Three Months Ended
	February 28,	February 29,
(in thousands, except per share data)	2025	2024	% Change
Operating income	$185,492	$181,942	2.0%
Intangible asset amortization	18,137	16,674
Business acquisitions and related costs(1)	9,040	—
Restructuring/severance	—	10,710
Adjusted operating income	$212,669	$209,326	1.6%
Operating margin	32.5%	33.3%
Adjusted operating margin(2)	37.3%	38.3%
Net income	$144,860	$140,940	2.8%
Intangible asset amortization	13,425	12,579
Business acquisitions and related costs(1)	6,691	—
Restructuring/severance	—	8,080
Income tax items	—	1,468
Adjusted net income(3)	$164,976	$163,067	1.2%
Net income	144,860	140,940	2.8%
Interest expense	13,916	16,599
Income taxes	27,460	27,705
Depreciation and amortization expense	38,410	31,582
EBITDA	$224,646	$216,826	3.6%
Non-recurring non-cash expenses	—	1,285
Adjusted EBITDA	$224,646	$218,111	3.0%
Diluted EPS	$3.76	$3.65	3.0%
Intangible asset amortization	0.35	0.32
Business acquisitions and related costs(1)	0.17	—
Restructuring/severance	—	0.21
Income tax items	—	0.04
Adjusted diluted EPS(3)	$4.28	$4.22	1.4%
Weighted average common shares (diluted)	38,510	38,650
(1)Primarily related to the acquisition of LiquidityBook.
(2)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.
(3)For purposes of calculating Adjusted net income and Adjusted diluted EPS, all adjustments for the three months ended February 28, 2025 and February 29, 2024 were taxed at an adjusted tax rate of 26.0% and 24.6%, respectively.

News Release I For Immediate Release

Business Outlook Operating Margin, Net Income and Diluted EPS

(Unaudited)
Figures may not foot due to rounding	Annual Fiscal 2025 Guidance
(In millions, except per share data)	Low end of range	High end of range
Revenues	$2,305	$2,325
Operating income	$761	$744
Operating margin	33.0%	32.0%

Intangible asset amortization	80	81
Other adjustments (net)	12	12
Adjusted operating income	$853	$837
Adjusted operating margin (a)	37.0%	36.0%

Net income	$588	$567
Intangible asset amortization	66	66
Other adjustments (net)	10	10
Discrete tax items	(4)	(4)
Adjusted net income	$660	$640

Diluted earnings per common share	$15.40	$14.80
Intangible asset amortization	1.73	1.73
Other adjustments (net)	0.30	0.30
Discrete tax items	(0.03)	(0.03)
Adjusted diluted earnings per common share	$17.40	$16.80
(a)Adjusted operating margin is calculated as Adjusted operating income divided by Revenues.

Free Cash Flow

(Unaudited)	Three Months Ended
	February 28,	February 29,
(In thousands)	2025	2024	Change
Net Cash Provided for Operating Activities	$173,955	$143,798
Less: purchases of property, equipment, leasehold improvements and capitalized internal-use software	(23,736)	(21,917)
Free Cash Flow	$150,219	$121,881	23.3%

News Release I For Immediate Release

Supplementary Schedules of Historical ASV by Client Type
The following table presents the percentages and growth rates of organic ASV by client type, excluding the impact of currency movements, and may be useful to facilitate historical comparisons. Organic ASV excludes acquisitions and dispositions completed within the last 12 months and the effects of foreign currency movements.

The numbers below do not include professional services or issuer fees.

	Q2'25	Q1'25	Q4'24	Q3'24	Q2'24	Q1'24	Q4'23	Q3'23
% of ASV from buy-side clients	82.3%	82.1%	82.0%	82.3%	82.0%	82.0%	81.8%	82.1%
% of ASV from sell-side clients	17.7%	17.9%	18.0%	17.7%	18.0%	18.0%	18.2%	17.9%

ASV Growth rate from buy-side clients	4.1%	4.3%	4.9%	5.3%	5.6%	7.2%	6.9%	7.3%
ASV Growth rate from sell-side clients	2.2%	3.5%	3.8%	3.7%	5.5%	7.6%	9.3%	12.3%

The following table presents the calculation of organic ASV.

(In millions)	As of February 28, 2025
As reported ASV	$2,306.1
Currency impact (a)	1.9
Acquisition ASV (b)	(31.8)
Organic ASV	$2,276.2
Organic ASV annual growth rate	4.1%
(a)The impact from foreign currency movements.
(b)Acquired ASV from acquisitions completed within the last 12 months.